SUPPLEE ENTERPRISES, INC.
                             4806 Highway 101 South
                           Minnetonka, Minnesota 55345



Mr. William A. Peter, Jr.
President and CEO
Health Outcomes Management, Inc.
2331 University Avenue S.E.
Minneapolis, MN  55414

Re:      Preserve Rexall Drug Assets

Dear Mr. Peter:

         This letter will represent our agreement with respect to the purchase by Health Outcomes Management, Inc. ("HOM") of certain assets of Supplee Enterprises, Inc. ("SEI") used in the operation of the Preserve Rexall Drug at 9611 Anderson Lakes Parkway, Eden Prairie, Minnesota. This letter represents a binding agreement between SEI and HOM with respect to the above-referenced matter.

         1. Assets Sold. Attached hereto as Exhibit A is a list of the assets sold by SEI to HOM pursuant to this agreement (the "Purchased Assets"). The Purchased Assets represent the only assets sold by SEI to HOM; and, the parties specifically agree that SEI is not selling to HOM any inventory, cash or cash equivalents, accounts receivables, claims for money or other personal property.

         2. Terms. In consideration for the Purchased Assets, HOM shall pay to SEI the sum of Forty Thousand and No/100 Dollars ($40,000.00) (the "Purchase Price"). The Purchase Price shall be payable as follows:

                  a. Ten Thousand and No/100 Dollars ($10,000.00) by certified or cashier's check as the good funds due upon the execution of this Agreement, the receipts of which is hereby acknowledged by SEI; and

                  b. The balance of Thirty Thousand and No/100 Dollars ($30,000) payable in eleven (11) equal monthly installments of Two Thousand Seven Hundred Twenty Seven and 27/100 Dollars ($2,727.27) without interest commencing May 1, 1997, and on the first day of each month thereafter until paid in full.

         3. Security for Obligations. As security for HOM's obligations under this Agreement, HOM shall provide SEI with a first priority security lien on the Purchased Assets which security interest shall be evidenced by a security agreement and UCC-1 financing statement in a form satisfactory to SEI.

         4. Use of Space. From the Date of Transition (as hereinafter defined) through the date SEI vacates its space ("Occupancy Termination Date") at the Preserve Village Shopping Center ("Shopping Center"), it shall permit HOM to use its pharmacy space ("Pharmacy Area") for the purpose of operating a retail pharmacy drug store. In addition, SEI will provide HOM with an area adjacent to the Pharmacy Area consisting of approximately 50 linear feet of fixtures to display and sell other merchandise from the Date of Transaction through the Occupancy Termination Date. Except as provided for herein, HOM's use of such space shall be without cost and expense. HOM acknowledges that SEI shall provide HOM with the right to use this space from the Date of Transition through the Occupancy Termination Date and HOM's right to use or occupancy of any space in the Shopping Center thereafter shall be subject to the agreement, if any, between HOM and Jerry Enterprises, Inc., as Landlord of the Shopping Center.

         5. Transition. SEI shall remove all of its inventory and personal property other than the Purchased Assets from the Pharmacy Area on or before Thursday, April 3, 1997 (the "Date of Transition"). Thereafter and through the Occupancy Termination Date, HOM shall have the right to use the Pharmacy Area for operation as a retail pharmacy drug store. HOM shall be responsible for stocking and supplying all of its inventory, cash and other personal property necessary for the operation of the retail pharmacy drug store.

         6. Transition Assistance. From the Date of Transition to the Occupancy Termination Date, SEI shall make available Mr. Giovanni Law to work as a pharmacist in the Pharmacy Area operated by HOM (provided Mr. Law is an employee of SEI and subject to regularly scheduled vacations by Mr. Law). Mr. Law shall be made available for a schedule of approximately 45 to 50 hours a week, which schedule shall be mutually agreeable to SEI and HOM. During this period of time, SEI will maintain Mr. Law on its payroll. HOM shall reimburse SEI, on a weekly basis, for an amount equal to the base salary of Mr. Law plus the exact cost of all additional employment related costs and benefits paid by SEI with respect to Mr. Law, including, but not limited to employment taxes, health and life insurance benefits, 401(k) benefits, etc. SEI shall submit an invoice of the amount due by HOM for the services provided by Mr. Law on a weekly basis which amount shall be payable upon receipt of said invoice. In addition, from the Date of Transition through April 10, 1997, SEI shall make available one additional pharmacist which shall provide backup and support duties at the retail pharmacy drug store operated by HOM. The additional pharmacist shall be made available without cost or expense to HOM. Any additional employees, including additional pharmacists, pharmacist technicians or other employees necessary by HOM for the operation of its retail pharmacy drug store shall be provided by HOM at its own cost and expense.

         7. Other Employment Matter. SEI agrees that HOM may interview and offer employment to Mr. Law at any time subsequent to the Date of Transition. In the event Mr. Law accepts employment with HOM, SEI's obligations under paragraph 6 of this agreement shall terminate. Furthermore, for a period on one (1) year following the Date of Transition, HOM shall not directly or indirectly, call upon, solicit or otherwise employ or contract with any existing employees of SEI or induce or offer a third party to induce any employees of SEI to discontinue their employment with SEI.

         8. Computer Support Services. SEI will authorize its pharmacy computer support service provider ("Viking") to provide HOM with access to the necessary and appropriate pharmacy files and records for those customers of the Preserve Rexall Drug Store. HOM shall be responsible for all costs and expenses due to Viking for providing such additional data and ongoing computer services. SEI acknowledges that Viking has quoted the cost of downloading the files and records of $400 and monthly service charges of $170.

         9. Insurance. From the Date of Transition and through the period of time in which HOM is indebted to SEI, it shall keep in full force and effect at its expense a policy or policies of public liability insurance with respect to its operations and the premises on which it conducts its operations under reasonable limits of liability not less than $1,000,000.00 or such greater coverage, and it shall name SEI as an additional insured on such insurance. HOM shall provide such reasonable evidence of insurance as requested from time to time by SEI.

         10. NABP No. SEI shall grant HOM the right to use its NABP number for the drug store located at 9611 Anderson Lakes Parkway. The parities agree that all checks, payments, credits, claims for refunds provided pursuant to the NABP number for the period prior to the Date of Transition are and shall belong to SEI.

         11. Indemnification. SEI shall indemnify and hold HOM harmless from and against any claims, expenses, or liabilities attributable to its operation of the retail pharmacy drug store prior to the Date of Transition. HOM shall indemnify and hold SEI harmless from and against any claims, expenses or liabilities attributable to its operation of the retail drug store subsequent to the Date of Transition.

         12. Miscellaneous Provisions.

                  a. From April 1, 1997, until the Date of Transition, SEI will permit HOM to be present at its leased space in the Shopping Center for purposes of answering telephone calls and transitioning the retail drug store business.

                  b. SEI will provide HOM with access to the pharmacy from the southern most main entrance to the SEI leased space in the Shopping Center. HOM acknowledges that SEI will be using the balance of its space for inventory, packing and removing of various personal property and other items incidental to the use of its space. HOM's operations will not interfere with SEI's use of its leased space.

                  c. HOM will be responsible for all of its signage; provided, however, SEI shall cooperate until HOM and permit HOM to display temporary signage prior to the Occupancy Termination Date.

                  d. Prior to the Date of Transition, SEI will remove all of its inventory, personal property, and non purchased assets from the Pharmacy Area and the other areas available to HOM for use as a retail pharmacy drug store.

                  e. This Agreement shall be construed under and interpreted according to the laws of the state of Minnesota.

                  f. This Agreement shall be binding upon the parties and their successors and assigns.

                  g. From the Date of Transition, SEI will not directly or indirectly solicit or induce any customers of the Preserve Rexall Drug to transfer their business to any other pharmacy operated by SEI.

                  h. HOM is not purchasing and shall have no right to use the term "Rexall" in its retail drug store operations.

                  i. The parties hereto each agree that they have full authority to enter into this Agreement and it represents the valid and binding obligation of each of the respective parties.

                  j. In the event that SEI and Jerry's Enterprises, Inc. ("JEI") fail to close the pending transaction regarding the Shopping Center, SEI will return to JEI all sums paid by HOM pursuant to Paragraph 2 of this Agreement and this transaction shall become null and void in its entirety. In such event, HOM shall and does hereby agree that the Purchased Assets shall remain the property of SEI and both parties' obligations under this Agreement shall terminate without further obligation or liability.

         Please indicate your acceptance and agreement to the terms of this Agreement by your signature below.

                                         Very truly yours,

                                         SUPPLEE ENTERPRISES, INC.



                                         By:  /s/ Richard W. Gibson
                                              ------------------------------
                                          Its:  President/CEO

Agreed to and Accepted:

HEALTH OUTCOMES MANAGEMENT, INC.


By:  /s/ William A. Peter, Jr.
    --------------------------------
 Its:  President/CEO




                                    EXHIBIT A

                                Purchased Assets

All pharmacy files and complete records of all patients who received prescriptions from the Preserve Rexall Drug Store from January 1, 1994.

All fixtures located within the pharmacy area operated by SEI at the store known as Preserve Rexall Drug.

The Pharmacy cash register.

All other personal property used in the pharmacy that has not been removed by SEI as of the Date of Transition.

The phone number for the drug store (941-4900).